EXHIBIT 99.1

Comtech Announces $45 Million Strategic Investment and Exchange of Convertible Preferred Stock

Investment Enhances Comtech’s Financial Flexibility and Supports Its Strategic Initiatives in Satellite Ground Station Infrastructure and Next-Generation Terrestrial and Wireless Solutions

MELVILLE, N.Y. -- (BUSINESS WIRE) -- January 22, 2024 -- Comtech Telecommunications Corp. (NASDAQ: CMTL) (“Comtech” or the “Company”), a leading global technology company providing terrestrial and wireless network solutions, next-generation 911 emergency services, satellite and space communications technologies, and cloud native capabilities, today announced a $45.0 million investment by current shareholders White Hat Capital Partners LP (“White Hat”), an investment firm focused on sustainable value creation in technology companies serving mission-critical applications, and funds affiliated with Magnetar, a leading alternative investment manager with over $14 billion of assets under management. In connection with the investment, the Company exchanged all outstanding shares of Comtech’s existing convertible preferred stock for a new series of convertible preferred stock.

This strategic investment enhances Comtech’s financial flexibility and strengthens the Company’s ability to capitalize on its recent large contract awards and growing customer demand for its satellite communications technologies and next-generation terrestrial and wireless solutions. Comtech expects to apply the proceeds of this investment across a range of initiatives which not only support near-term working capital needs and general corporate purposes, including the repayment of certain outstanding indebtedness, but also its growth prospects. The issuance of the new series of convertible preferred stock demonstrates the continued commitment of White Hat and Magnetar, and is an important step towards the completion of the Company’s previously announced process to refinance its existing Credit Facility and further increase its financial and operational strength.

Mark Quinlan, who currently serves as an appointee of White Hat and Magnetar on the Company’s Board of Directors, will retain his position on the Board. Mr. Quinlan is White Hat’s Co-Founder and Managing Partner and has more than 20 years of experience in the technology sector. He has provided valuable insight and experience to the Board of Directors since January 2022.

“We are grateful for this investment and endorsement of our strategy and team by two of our existing long-term shareholders,” said Comtech’s Chairman and CEO, Ken Peterman. “Magnetar and White Hat understand our Company, our end markets, and the potential of our One Comtech vision. With White Hat’s investment experience within the technology sector and Magnetar’s breadth of investment experience in both private and public markets and across asset classes and capital structures, we value their continued support and are excited to strengthen our relationship with them at this key inflection point for the Company.”

“Under CEO Ken Peterman’s leadership, the entire Comtech team has made incredible progress on its One Comtech transformation,” said Mr. Quinlan. “We recognize Comtech’s potential and believe this investment further supports the Company’s commitment to developing and delivering mission-critical solutions for its customers.”

Summary of Investment Terms

White Hat and Magnetar purchased $45.0 million of a new series of convertible preferred stock and exchanged all outstanding shares of Comtech’s existing convertible preferred stock for shares of the new series of convertible preferred stock. The preferred stock will be convertible into shares of Comtech common stock at a conversion price of $7.99 per share; carries a 9.00% dividend, payable in kind, or a 7.75% dividend, payable in cash, at Comtech’s election; and contains an optional redemption date of October 31, 2028. Further details will be included in the Company’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission. That report will describe the investment in additional detail, including exhibits with copies of associated transaction documentation.

Paul, Weiss, Rifkind, Wharton & Garrison LLP is serving as legal advisor to Comtech and Sidley Austin LLP is serving as legal advisor to the Special Committee of the Board of Directors of Comtech. Willkie Farr & Gallagher LLP is serving as legal advisor to Magnetar and Schulte Roth + Zabel LLP is serving as legal advisor to White Hat.

About Comtech

Comtech Telecommunications Corp. is a leading global technology company providing terrestrial and wireless network solutions, next-generation 9-1-1 emergency services, satellite and space communications technologies, and cloud native capabilities to commercial and government customers around the world. Comtech’s unique culture of innovation and employee empowerment unleashes a relentless passion for customer success. With multiple facilities located in technology corridors throughout the United States and around the world, Comtech leverages its global presence, technology leadership, and decades of experience to create the world’s most innovative communications solutions. For more information, please visit www.comtech.com.

Forward-Looking Statements

This press release contains statements that are forward-looking in nature and involve certain significant risks and uncertainties, including with respect to the offering of securities, the intended use of proceeds and our current expectations, initiatives, strategies or future plans. No assurance can be given that the transaction will be completed, or that the proceeds from the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, risks, and uncertainties, many of which are beyond the control of the Company, including those identified in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements are also based on assumptions that may not be realized and involve risks and uncertainties that could cause actual results or other events to differ materially from the expectations and beliefs contained herein. Any forward-looking information in this press release is qualified in its entirety by the risks and uncertainties described in Securities and Exchange Commission filings. The Company undertakes no obligation to release publicly any updates or revisions to any forward-looking statements contained herein except as required by law.

PCMTL

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Contacts

Investor Relations
Maria Ceriello
Investors@comtech.com

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